Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References in this report to “Partnership,” “we,” “our,” “us,” or similar terms refer to Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole. References to “our general partner” refer to Valero Energy Partners GP LLC, an indirect wholly owned subsidiary of Valero Energy Corporation. References to “Valero” refer to Valero Energy Corporation, one or more of its subsidiaries (other than Valero Energy Partners LP or Valero Energy Partners GP LLC), or all of them taken as a whole.
Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements and notes thereto included in Exhibit 99.3 to this Current Report on Form 8-K.
CAUTIONARY STATEMENT FOR THE PURPOSE OF SAFE HARBOR PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This report, including without limitation our disclosures below under the heading “OUTLOOK,” includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by the words “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” “project,” “projection,” “predict,” “budget,” “forecast,” “goal,” “guidance,” “target,” “could,” “should,” “may,” and similar expressions.
Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to:

•	the suspension, reduction, or termination of Valero’s obligation under our commercial agreements and our services and secondment agreement;

•	changes in global economic conditions and the effects of the global economic downturn on Valero’s business and the business of its suppliers, customers, business partners, and credit lenders;

•	a material decrease in Valero’s profitability;

•	disruptions due to equipment interruption or failure at our facilities, Valero’s facilities, or third-party facilities on which our business or Valero’s business is dependent;

•	the risk of contract cancellation, non-renewal, or failure to perform by Valero’s customers, and Valero’s inability to replace such contracts and/or customers;

•	Valero’s ability to remain in compliance with the terms of its outstanding indebtedness;

•	the timing and extent of changes in commodity prices and demand for Valero’s refined petroleum products;

•	our ability to obtain credit and financing on acceptable terms in light of uncertainty and illiquidity in credit and capital markets;

•	actions of customers and competitors;

•	changes in our cash flows from operations;

•
state and federal environmental, economic, health and safety, energy, and other policies and regulations, including those related to climate change and any changes therein, and any legal or regulatory investigations, delays, or other factors beyond our control;

•	operational hazards inherent in refining operations and in transporting and storing crude oil and refined petroleum products;

•	earthquakes or other natural disasters affecting operations;

•	changes in capital requirements or in execution of planned capital projects;

•	the availability and costs of crude oil, other refinery feedstocks, and refined petroleum products;

•	changes in the cost or availability of third-party vessels, pipelines, and other means of delivering and transporting crude oil, feedstocks, and refined petroleum products;

•	direct or indirect effects on our business resulting from actual or threatened terrorist incidents or acts of war;

•	weather conditions affecting our or Valero’s operations or the areas in which Valero markets its refined petroleum products;

•	seasonal variations in demand for refined petroleum products;

•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters, including unexpected environmental remediation costs in excess of any accruals, which affect us or Valero;

•	risks related to labor relations and workplace safety;

•	changes in insurance markets impacting costs and the level and types of coverage available; and

•	political developments.
Any one of these factors, or a combination of these factors, could materially affect our future results of operations and affect whether any forward-looking statements ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required by the securities laws to do so.
All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.
OVERVIEW
We are a fee-based master limited partnership formed by Valero in July 2013 to own, operate, develop, and acquire crude oil and refined petroleum products pipelines, terminals, and other transportation and logistics assets. As of December 31, 2015, our assets consisted of crude oil and refined petroleum products pipeline and terminal systems in the U.S. Gulf Coast and U.S. Mid-Continent regions that are integral to the operations of nine of Valero’s refineries.
On December 16, 2013, we completed the IPO of 17,250,000 of our common units at a price of $23.00 per unit and received gross proceeds of $396.8 million. After deducting the underwriting discount and other offering costs totaling $27.6 million, our net proceeds were $369.2 million. On November 24, 2015, we completed the 2015 Offering of 4,250,000 of our common units at a price to the public of $46.25 per unit and received gross proceeds of $196.6 million. After deducting the underwriting discount and other offering costs totaling $7.7 million (of which $102,000 had not been paid as of December 31, 2015), our net proceeds were $188.9 million. In connection with the 2015 Offering, our general partner contributed $4.0 million in exchange for 86,735 general partner units to maintain its 2.0 percent general partner interest in the Partnership.

Since our formation, we have acquired the following businesses from Valero, which are further described in Note 3 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K, and began receiving fees for services provided by these businesses commencing on each respective acquisition date:

•	On July 1, 2014, we acquired the Texas Crude Systems Business for total cash consideration of $154.0 million.

•	On March 1, 2015, we acquired the Houston and St. Charles Terminal Services Business for total consideration of $671.2 million.

•	On October 1, 2015, we acquired the Corpus Christi Terminal Services Business for total consideration of $465.0 million.

•	On April 1, 2016, we acquired the McKee Terminal Services Business for total consideration of $240.0 million.
These acquisitions were each accounted for as transfers of businesses between entities under the common control of Valero. Accordingly, the Partnership’s financial statements have been retrospectively adjusted to include the historical results of the acquired businesses for all periods presented prior to the effective date of each acquisition. We refer to the historical results of the acquired businesses prior to their respective acquisition dates as those of our “Predecessor.” See Notes 1 and 3 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K for a discussion of the basis of this presentation.
Operating revenues include amounts attributable to our Predecessor. In connection with the IPO and the acquisitions, we entered into new commercial agreements with Valero as more fully described in Note 4 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K. Under these new agreements, certain storage capacity lease arrangements were replaced with terminaling throughput fees. In addition, we recognized terminaling revenues for certain terminals for which we did not historically charge a fee, and we revised the rates charged for transportation services provided by certain of our pipelines. Because of these new agreements, our results of operations subsequent to the IPO and the acquisitions may not be comparable to our historical results of operations.
For the year ended December 31, 2015, we reported net income of $88.7 million, net income attributable to partners of $131.9 million, and net income per common unit of $2.12. This compares to a net loss of $17.2 million, net income attributable to partners of $59.3 million, and net income per common unit of $1.01 for the year ended December 31, 2014.

•
The increase in net income of $105.9 million in 2015 compared to 2014 was due primarily to $111.3 million of revenues generated by our Houston, St. Charles, and Corpus Christi terminals from the date of their respective acquisitions. The Houston and St. Charles Terminal Services Business and the Corpus Christi Terminal Services Business did not charge Valero for services provided and therefore, did not generate revenues prior to our acquisition of those businesses on March 1, 2015 and October 1, 2015, respectively.

•
Net income attributable to partners represents our results of operations and only includes those of an acquired business for the period subsequent to the effective date of its acquisition. Therefore, the increase in net income attributable to partners of $72.6 million in 2015 compared to 2014 was due primarily to the comparable periods reflecting the results of operations of the Texas Crude Systems

Business, the Houston and St. Charles Terminal Services Business, and the Corpus Christi Terminal Services Business from the date of their respective acquisition.
Additional analysis of the changes in the components of net income is provided below under “RESULTS OF OPERATIONS.”
OUTLOOK
Because our operating revenues are generated from fee-based arrangements with Valero, the amount of operating revenues we generate primarily depends on the volumes of crude oil and refined petroleum products that we transport through our pipelines and handle at our terminals. These volumes are primarily affected by refinery reliability and the supply of, and demand for, crude oil and refined petroleum products in the markets served by our assets. We expect that Valero will ship volumes in excess of its minimum throughput commitments on our pipeline systems and will throughput volumes in excess of its minimum throughput commitments at our terminals for the full year of 2016.

RESULTS OF OPERATIONS
The following tables highlight our results of operations and our operating performance. The financial results for the periods prior to December 16, 2013 (the date of the IPO) reflect the combined results of operations of our Predecessor, adjusted for the acquisitions. The financial results from December 16, 2013 through December 31, 2013 and for the years ended December 31, 2014 and 2015 represent our consolidated results of operations, adjusted for the acquisitions for the periods presented prior to the effective date of each acquisition. See Notes 1 and 3 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K for a discussion of the basis of this presentation. The narrative following these tables provides an analysis of our results of operations.
2015 Compared to 2014

Results of Operations
(in thousands, except per unit amounts)

	Year Ended December 31,
	2015	2014	Change
Operating revenues – related party	$243,624	$129,180	$114,444
Costs and expenses:
Operating expenses	92,025	98,061	(6,036)
General and administrative expenses	14,013	13,149	864
Depreciation expense	42,724	35,302	7,422
Total costs and expenses	148,762	146,512	2,250
Operating income (loss)	94,862	(17,332)	112,194
Other income, net	223	1,504	(1,281)
Interest expense	(6,113)	(872)	(5,241)
Income (loss) before income taxes	88,972	(16,700)	105,672
Income tax expense	251	548	(297)
Net income (loss)	88,721	(17,248)	105,969
Less: Net loss attributable to Predecessor	(43,157)	(76,529)	33,372
Net income attributable to partners	131,878	59,281	72,597
Less: General partner’s interest in net income	6,069	1,379	4,690
Limited partners’ interest in net income	$125,809	$57,902	$67,907

Net income per limited partner unit (basic and diluted):
Common units	$2.12	$1.01
Subordinated units	$2.07	$1.01

Weighted average number of limited partner units outstanding:
Common units – basic	31,222	28,790
Common units – diluted	31,222	28,791
Subordinated units – basic and diluted	28,790	28,790

Operating Highlights and Other Financial Information
(in thousands, except throughput, per barrel, and per unit amounts)

	Year Ended December 31,
	2015	2014	Change
Operating highlights:
Pipeline transportation:
Pipeline transportation revenues	$81,435	$72,737	$8,698
Pipeline transportation throughput (BPD) (a)	949,884	908,095	41,789
Average pipeline transportation revenue per barrel (b)	$0.23	$0.22	$0.01

Terminaling:
Terminaling revenues	$161,649	$55,495	$106,154
Terminaling throughput (BPD)	1,340,407	545,135	795,272
Average terminaling revenue per barrel (b)	$0.33	$0.28	$0.05

Storage revenues	$540	$948	$(408)

Total operating revenues – related party	$243,624	$129,180	$114,444

Capital expenditures:
Maintenance	$9,716	$32,669	$(22,953)
Expansion	21,479	75,662	(54,183)
Total capital expenditures	$31,195	$108,331	$(77,136)

Other financial information:
Quarterly cash distribution declared per unit	$1.1975	$0.9410

Distribution declared:
Limited partner units – public	$22,028	$16,238
Limited partner units – Valero	51,566	37,950
General partner units – Valero	5,003	1,304
Total distribution declared	$78,597	$55,492
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(a)	Represents the sum of volumes transported through each separately tariffed pipeline segment.

(b)	Average revenue per barrel is calculated as revenue divided by throughput for the period. Throughput is derived by multiplying the throughput barrels per day (BPD) by the number of days in the period.

Operating revenues increased $114.4 million, or 89 percent, in 2015 compared to 2014. The increase was due primarily to revenues of $111.3 million generated by the Houston, St. Charles, and Corpus Christi terminals for the period from the dates of their acquisitions through December 31, 2015. Prior to being acquired by us, the Houston and St. Charles Terminal Services Business and the Corpus Christi Terminal Services Business did not charge Valero for services provided and, therefore, did not generate revenues. Effective with the acquisition dates, we entered into additional schedules to our commercial agreements with Valero with respect to the services we provide to Valero using the assets of the acquired businesses and began generating revenues with respect to these assets.
Operating expenses decreased $6.0 million, or 6 percent, in 2015 compared to 2014. The decrease was due primarily to lower maintenance expense of $9.2 million driven primarily by activity at our St. Charles, Houston, and McKee terminals. The decrease in maintenance expense was partially offset by an increase in insurance expense of $2.7 million as a result of the acquired assets being covered under our own insurance policies. Prior to the acquisitions, our Predecessor was allocated a portion of Valero’s insurance costs. Additionally, salaries, wages, benefits, and incentive compensation for seconded employees increased $1.0 million during 2015 due to the annual merit increase.
General and administrative expenses increased $864,000, or 7 percent, in 2015 compared to 2014 due primarily to incremental costs of $650,000 related to the management fee charged to us by Valero as a result of additional administrative services provided to us in connection with our acquisitions of the Houston and St. Charles Terminal Services Business and the Corpus Christi Terminal Services Business and higher transaction costs of $527,000 associated with the acquisition of businesses from Valero. In 2015, we incurred transaction costs of $546,000 in connection with the March 1, 2015 acquisition of the Houston and St. Charles Terminal Services Business and $438,000 in connection with the October 1, 2015 acquisition of the Corpus Christi Terminal Services Business. In 2014, we incurred $457,000 in connection with the July 1, 2014 acquisition of the Texas Crude Systems Business. These increases were offset by a decrease of $313,000 in costs related to being a separate publicly traded limited partnership.
Depreciation expense increased $7.4 million, or 21 percent, in 2015 compared to 2014 due primarily to $2.8 million in accelerated depreciation related to the retirement of certain assets in the McKee Crude System in 2015, as well as depreciation expense associated with assets placed into service during the latter part of 2014 and beginning of 2015, including the expansion of our Houston, St. Charles, and Corpus Christi terminals.
“Other income, net” decreased $1.3 million, or 85 percent, in 2015 compared to 2014 due primarily to a decrease in interest income (net of bank fees) of $651,000 attributable to a reduced cash balance during 2015. In addition, scrap metal sales decreased $436,000 and right-of-way fees decreased $141,000.
Interest expense increased $5.2 million in 2015 compared to 2014 due primarily to interest expense incurred on borrowings under our revolving credit facility and under the subordinated credit agreements with Valero associated with our acquisitions. See Notes 3 and 7 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K. Interest expense on this indebtedness was $5.5 million in 2015.
Our income tax expense is associated with the Texas margin tax. During 2015, we reduced our deferred income tax liabilities due to a reduction in the relative amount of revenue we generate in Texas compared to our total revenue. This reduction was a result of the acquisition of the Houston and St. Charles Terminal Services Business (which includes operations in Louisiana). In addition, in June 2015, the Texas margin tax rate was reduced from 1 percent to 0.75 percent.

The variation in the customary relationship between income tax expense and income before income taxes for the year ended December 31, 2014 was due to the impact of retrospectively adjusting our results of operations to include the $76.5 million net loss attributable to the acquired businesses for periods prior to their dates of acquisition.

2014 Compared to 2013

Results of Operations
(in thousands, except per unit amounts)

	Year Ended December 31,
	2014	2013	Change
Operating revenues – related party	$129,180	$124,985	$4,195
Costs and expenses:
Operating expenses	98,061	93,025	5,036
General and administrative expenses	13,149	8,004	5,145
Depreciation expense	35,302	32,493	2,809
Total costs and expenses	146,512	133,522	12,990
Operating loss	(17,332)	(8,537)	(8,795)
Other income, net	1,504	309	1,195
Interest expense	(872)	(198)	(674)
Loss before income taxes	(16,700)	(8,426)	(8,274)
Income tax expense	548	1,434	(886)
Net loss	(17,248)	(9,860)	(7,388)
Less: Net loss attributable to Predecessor	(76,529)	(11,901)	(64,628)
Net income attributable to partners	59,281	2,041	57,240
Less: General partner’s interest in net income	1,379	41	1,338
Limited partners’ interest in net income	$57,902	$2,000	$55,902

Net income per limited partner unit (basic and diluted):
Common units	$1.01	$0.03
Subordinated units	$1.01	$0.03

Weighted average number of limited partner units outstanding:
Common units – basic	28,790	28,790
Common units – diluted	28,791	28,790
Subordinated units – basic and diluted	28,790	28,790

Operating Highlights and Other Financial Information
(in thousands, except throughput, per barrel, and per unit amounts)

	Year Ended December 31,
	2014	2013	Change
Operating highlights:
Pipeline transportation:
Pipeline transportation revenues	$72,737	$75,908	$(3,171)
Pipeline transportation throughput (BPD) (a)	908,095	814,103	93,992
Average pipeline transportation revenue per barrel (b)	$0.22	$0.26	$(0.04)

Terminaling:
Terminaling revenues	$55,495	$29,642	$25,853
Terminaling throughput (BPD)	545,135	260,704	284,431
Average terminaling revenue per barrel (b)	$0.28	$0.31	$(0.03)

Storage revenues (c)	$948	$19,435	$(18,487)

Total operating revenues – related party	$129,180	$124,985	$4,195

Capital expenditures:
Maintenance	$32,669	$42,938	$(10,269)
Expansion	75,662	81,441	(5,779)
Total capital expenditures	$108,331	$124,379	$(16,048)

Other financial information:
Quarterly cash distribution declared per unit (d)	$0.9410	$0.0370

Distribution declared:
Limited partner units – public	$16,238	$638
Limited partner units – Valero	37,950	1,492
General partner units – Valero	1,304	44
Total distribution declared	$55,492	$2,174
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(a)	Represents the sum of volumes transported through each separately tariffed pipeline segment.

(b)	Average revenue per barrel is calculated as revenue divided by throughput for the period. Throughput is derived by multiplying the throughput barrels per day by the number of days in the period.

(c)
Prior to the IPO, our Predecessor leased some of our refined petroleum products and crude oil storage capacity to Valero. Subsequent to the IPO, under our commercial agreements with Valero, certain of these storage capacity lease agreements were replaced with terminaling fees.

(d)
The quarterly cash distribution for the year ended December 31, 2013 was calculated as the minimum quarterly distribution of $0.2125 per unit prorated for the period from the date of the IPO (December 16, 2013) to December 31, 2013.

Revenues increased $4.2 million, or 3 percent, in 2014 compared to 2013. The increase was due primarily to an increase of $4.1 million at our Port Arthur logistics system driven by higher utilization of the Lucas crude system resulting from higher throughput of domestic crude oil at Valero’s Port Arthur Refinery. Also contributing to the increase in revenues was the interconnection of the Lucas crude system with TransCanada’s Cushing MarketLink pipeline, which began service in June 2014.

Operating expenses increased $5.0 million, or 5 percent, in 2014 compared to 2013. The increase was due to higher maintenance expense of $4.6 million, which was driven by an increase of $5.5 million in costs primarily associated with tank inspections at our St. Charles terminal. Also, insurance expense increased $2.5 million as a result of us acquiring our own insurance policies. Prior to the IPO and the acquisitions, our Predecessor was allocated a portion of Valero’s insurance costs. These increases were partially offset by a decrease in waste handling costs of $1.9 million at the St. Charles terminal.

General and administrative expenses increased $5.1 million, or 64 percent, in 2014 compared to 2013 due to incremental costs of $2.4 million related to the management fee charged to us by Valero as a result of additional administrative services provided to us following the IPO, and $2.3 million in additional incremental costs of being a separate publicly traded limited partnership. During 2014, we also incurred $457,000 in costs related to the acquisition of the Texas Crude Systems Business.

Depreciation expense increased $2.8 million, or 9 percent, in 2014 compared to 2013 due primarily to the effect of assets placed in service during 2014, including new tanks and improvements to tanks and other terminal assets at the St. Charles terminal.

“Other income, net” increased $1.2 million in 2014 compared to 2013 due primarily to interest income (net of bank fees) of $870,000 earned on our cash and cash equivalents and income from right-of-way fees and the sale of scrap metal of $357,000 earned during 2014. Prior to the IPO, our Predecessor participated in Valero’s centralized cash management system; therefore, it held no cash or cash equivalents, and no interest income was allocated to our Predecessor by Valero.

Interest expense increased $674,000 in 2014 compared to 2013 due to commitment fees of $515,000 and amortization of deferred debt issuance costs of $314,000, both related to our revolving credit facility, which we entered into in connection with the IPO, partially offset by a $155,000 decrease in net interest expense on capital leases.

Our income tax expense is associated with the Texas margin tax. During the second quarter of 2013, deferred tax expense was recorded in connection with the initial recognition of a deferred tax liability associated with a change in the law with respect to the Texas margin tax.

LIQUIDITY AND CAPITAL RESOURCES
We expect our ongoing sources of liquidity to include cash generated from operations, borrowings under our revolving credit facility, and issuances of additional debt and equity securities. We may also enter into financing transactions with Valero in connection with acquisitions. We believe that cash generated from these sources will be sufficient to meet our short-term working capital requirements and long-term capital expenditure requirements, and to make quarterly cash distributions.
Distributions
On January 25, 2016, the board of directors of our general partner declared a distribution of $0.3200 per unit applicable to the fourth quarter of 2015, which equates to $22.7 million in total distributions to unitholders of record as of February 4, 2016. This quarterly distribution per unit is more than the minimum quarterly distribution of $0.2125 per unit.
Our distributions are declared subsequent to quarter end. The table below summarizes information related to our quarterly cash distributions:

Quarterly Period Ended	Total Quarterly Distribution (Per Unit)	Total Cash Distribution (In Thousands)	Declaration Date	Record Date	Distribution Date
December 31, 2015	$0.3200	$22,711	January 25, 2016	February 4, 2016	February 11, 2016
September 30, 2015	0.3075	20,164	October 15, 2015	November 2, 2015	November 10, 2015
June 30, 2015	0.2925	18,456	July 24, 2015	August 3, 2015	August 11, 2015
March 31, 2015	0.2775	17,266	April 21, 2015	May 1, 2015	May 12, 2015
December 31, 2014	0.2660	15,829	January 26, 2015	February 5, 2015	February 12, 2015
September 30, 2014	0.2400	14,102	October 14, 2014	October 31, 2014	November 12, 2014
June 30, 2014	0.2225	13,074	July 15, 2014	August 1, 2014	August 13, 2014
March 31, 2014	0.2125	12,487	April 17, 2014	May 1, 2014	May 14, 2014
December 31, 2013 (a)	0.0370	2,174	January 20, 2014	January 31, 2014	February 12, 2014
______________
(a) This quarterly distribution reflects the pro rata portion of the minimum quarterly distribution rate of $0.2125 for the partial quarter beginning December 16, 2013 and ending December 31, 2013.

Revolving Credit Facility
We have a total commitment of $750.0 million on the Revolver, which matures in November 2020. The Revolver includes sub-facilities for letters of credit. As of December 31, 2015, we had $175.0 million of borrowings outstanding under the Revolver. In connection with the acquisition of the McKee Terminal Services Business, we borrowed an additional $139.0 million under the Revolver on April 1, 2016. See Note 7 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K for a description of the Revolver.

Subordinated Credit Agreements
During 2015, we entered into the Loan Agreements under which we borrowed $160.0 million and $395.0 million to finance a portion of the acquisitions of the Houston and St. Charles Terminal Services Business and the Corpus Christi Terminal Services Business, respectively, as described in Note 3 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K.
On December 1, 2015, we repaid $185.0 million of this borrowing. As of December 31, 2015, we had $370.0 million outstanding under the Loan Agreements. See Note 7 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K for a description of the Loan Agreements.
Cash Flows Summary
Components of our cash flows are set forth below (in thousands):

	Year Ended December 31, (a)
	2015	2014	2013
Cash flows provided by (used in):
Operating activities	$122,831	$16,745	$20,206
Investing activities	(421,257)	(188,393)	(124,371)
Financing activities	142,630	33,109	479,283
Net increase (decrease) in cash and cash equivalents	$(155,796)	$(138,539)	$375,118

(a) Financial information has been retrospectively adjusted for the acquisition of the McKee Terminal Services Business.
Operating Activities
Net cash provided by operating activities in 2015 was $122.8 million, which included net income of $88.7 million plus noncash adjustments (primarily for depreciation expense) of $43.1 million, partially offset by unfavorable changes in working capital of $9.0 million. See “RESULTS OF OPERATIONS” for further discussion of our operations. The change in working capital was composed primarily of an increase in receivables from related party of $9.6 million, as shown in Note 15 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K. The increase in receivables from related party was attributable primarily to our newly acquired Houston, St. Charles, and Corpus Christi terminals.
Net cash provided by operating activities in 2014 was $16.7 million, which included a net loss of $17.2 million plus noncash adjustments (primarily for depreciation expense) of $35.4 million, partially offset by unfavorable changes in working capital of $1.3 million. See “RESULTS OF OPERATIONS” for further discussion of our operations. The changes in working capital were composed primarily of a decrease in accounts payable of $4.8 million, partially offset by a decrease in receivables from related party of $2.9 million as shown in Note 15 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K. The decrease in accounts payable was due primarily to the timing of project expenditures. The decrease in receivables from related party was due to the timing of payments received on outstanding receivables.
Net cash provided by operating activities in 2013 was $20.2 million, which included a net loss of $9.9 million plus noncash adjustments (primarily for depreciation expense) of $33.0 million, partially offset by unfavorable changes in working capital of $2.9 million. See “RESULTS OF OPERATIONS” for further discussion of our operations. The changes in working capital were composed primarily of an increase in receivables from related party of $6.3 million, partially offset by an increase in accounts payable of $2.4 million as shown in Note 15 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K. The increases in receivables from related party and accounts payable were due to the use of cash for working capital after the IPO.
Investing Activities
Cash used for investing activities in 2015 was $421.0 million, which was primarily the result of the acquisitions of the Houston and St. Charles Terminal Services Business and the Corpus Christi Terminal Services Business effective March 1, 2015 and October 1, 2015, respectively. In connection with the acquisitions, we paid $966.2 million in cash to Valero, and of this amount, $390.1 million represented Valero’s carrying value in the net assets transferred to us, which was reflected as an investing activity. The remaining cash paid of $576.1 million represented the excess purchase price paid over the carrying value and was reflected as a financing activity as described below.
Cash used for investing activities in 2014 was $188.4 million, which was primarily the result of the acquisition of the Texas Crude Systems Business effective July 1, 2014. In connection with that acquisition, we paid $154.0 million in cash to Valero, and of this amount $80.1 million represented Valero’s carrying value in the net assets transferred to us, which was reflected as an investing activity. The remaining cash paid of $73.9 million represented the excess purchase price paid over the carrying value, which was reflected as a financing activity as described below.

In addition, we and our Predecessor incurred capital expenditures of $31.2 million, $108.3 million, and $124.4 million in 2015, 2014, and 2013, respectively. See “Capital Expenditures” below for a discussion of the various maintenance and expansion projects.

Financing Activities
Cash provided by financing activities for 2015 of $142.6 million consisted primarily of the $555.0 million of proceeds from the Loan Agreements with Valero in connection with the acquisitions of the Houston and St. Charles Terminal Services Business and the Corpus Christi Terminal Services Business, $200.0 million of borrowings under the Revolver, $189.7 million in cash proceeds (net of the underwriting discount) received in connection with the 2015 Offering, and $4.0 million in cash proceeds from the issuance of general partner units. These cash inflows were offset by the $576.1 million of excess purchase price paid over the carrying value for the acquired businesses as described above under “Investing Activities;” $211.2 million in repayments of borrowings under the Revolver, the Loan Agreements, and capital lease obligations; $71.7 million in cash distributions to limited partners and our general partner; and $2.3 million of debt issuance costs related to the Revolver. Further, we reflected a net transfer from Valero of $55.9 million related to the cash flows associated with our Predecessor.
Our financing activities provided cash of $33.1 million in 2014, which consisted primarily of the $73.9 million of excess purchase price paid for the acquisition of the Texas Crude Systems Business over the carrying value of the assets as described above under “Investing Activities.” In addition, we paid $41.8 million in cash distributions to limited partners and our general partner, $3.2 million of offering costs related to the IPO, and $1.1 million of debt issuance costs related to the Revolver. These cash outflows were offset by a net transfer from Valero of $154.2 million related to the cash flows associated with our Predecessor.

In 2013, our financing activities provided cash of $479.3 million, which was primarily from the net cash proceeds of $372.4 million (net of the underwriting discount) received in connection with the IPO and the net transfers from Valero of $105.0 million.
Capital Expenditures
Our operations can be capital intensive, requiring investments to expand, upgrade, or enhance existing operations and to meet environmental and operational regulations. Our capital requirements consist of maintenance capital expenditures and expansion capital expenditures as those terms are defined in our partnership agreement. Examples of maintenance capital expenditures are those made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. In contrast, examples of expansion capital expenditures include those made to expand and upgrade our systems and facilities and to construct or acquire new systems or facilities to grow our business.
Our capital expenditures for the past three years were as follows (in thousands):

	Years Ended December 31, (a)
	2015	2014	2013
Maintenance	$9,716	$32,669	$42,938
Expansion (b)	21,479	75,662	81,441
Total capital expenditures	$31,195	$108,331	$124,379

(a) Financial information has been retrospectively adjusted for the acquisition of the McKee Terminal Services Business.
(b) This table excludes amounts paid to Valero for the acquired businesses. See Note 3 in Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K for further discussion of our acquisitions.

Our capital expenditures in 2015 were primarily directed toward the following activities:

•	the expansion and improvement of assets at our Corpus Christi terminals;

•	the construction of a connection to receive crude oil from the Seaway pipeline into our Lucas crude system; and

•	the improvement of assets at our St. Charles terminal that will extend the useful lives of the tanks.
Our capital expenditures in 2014 were primarily directed toward the following activities:

•	new tanks and improvements to tanks and other terminal assets at our St. Charles and Houston terminals;

•	the expansion and improvement of assets at our Corpus Christi terminals; and

•	expansion of the Three Rivers crude system.

Our capital expenditures in 2013 were primarily directed toward the following activities:

•	new tanks and improvements to tanks and other terminal assets at our St. Charles and Houston terminals;

•	the expansion and improvement of assets at our Corpus Christi terminals;

•	interconnection with TransCanada’s Cushing MarketLink pipeline; and

•	expansion of the McKee crude system.
For the full year of 2016, we expect our capital expenditures to be approximately $16.0 million. Our estimate consists of approximately $11.0 million for maintenance capital expenditures and approximately $5.0 million for expansion capital expenditures. We continuously evaluate our capital budget and make changes as conditions warrant. We anticipate that these capital expenditures will be funded from cash flows from operations. The foregoing capital expenditure estimate does not include any amounts related to strategic business acquisitions.
In addition to the above-mentioned capital expenditures, $27.4 million of capital projects were funded by Valero primarily related to the Houston, St. Charles, and Corpus Christi terminals. Valero agreed to fund these projects as part of our acquisitions of the Houston and St. Charles Terminal Services Business and Corpus Christi Terminal Services Business. See Note 15 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K for further description of these noncash activities.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements.
Contractual Obligations
A summary of our contractual obligations as of December 31, 2015 is shown in the table below (in thousands):

	Payments Due by Period
	2016	2017	2018	2019	2020	Thereafter	Total
Debt and capital lease obligations (including interest on capital lease obligations)	$963	$—	$—	$—	$545,000	$—	$545,963
Operating lease obligations	8,229	8,229	8,186	8,186	8,186	35,588	76,604
Other long-term liabilities	—	—	—	—	—	1,116	1,116
Total	$9,192	$8,229	$8,186	$8,186	$553,186	$36,704	$623,683
Debt and Capital Lease Obligations
During 2015, we borrowed $200.0 million under the Revolver and $555.0 million under the Loan Agreements with Valero in connection with the acquisitions of the Houston and St. Charles Terminal Services Business and the Corpus Christi Terminal Services Business. In July 2015, we repaid $25.0 million of the outstanding balance under the Revolver, and in December 2015, we repaid $185.0 million of the outstanding balance under the Loan Agreements.

As of December 31, 2015, we had $175.0 million and $370.0 million of borrowings outstanding under the Revolver and the Loan Agreements, respectively.
In connection with the acquisition of the McKee Terminal Services Business, we borrowed an additional $139.0 million under the Revolver on April 1, 2016.
Our capital lease agreements have remaining terms that expire during 2016 and have automatic renewal terms for 30 years. Upon renewal, we may terminate these agreements at our option by providing five-years written notice of cancellation until August 2031 upon which time we are only required to provide one-year written notice of cancellation. We expect that in the normal course of business, these leases will be renewed or replaced by other leases.
Our debt and capital lease agreements are described in Note 7 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K.
Operating Lease Obligations
In connection with the acquisitions, we entered into lease and access agreements with Valero with respect to the land on which each terminal is located (see Note 4 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K for a full description of these agreements). Additionally, we have long-term operating lease commitments with third parties for land used in the storage and transportation of crude oil and refined petroleum products. Operating lease obligations include all operating leases that have initial or remaining noncancelable terms in excess of one year.
Other Long-term Liabilities
Our other long-term liabilities are described in Note 6 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K. For purposes of reflecting amounts for other long-term liabilities in the table above, we made our best estimate of expected payments for each type of liability based on information available as of December 31, 2015.
Regulatory Matters
Rate and Other Regulations
Our interstate common carrier crude oil and refined petroleum products pipeline operations are subject to rate regulation by the FERC under the ICA and EPAct. Our pipelines and terminal operations are also subject to safety regulations adopted by the DOT, as well as to state regulations. For more information on federal and state regulations affecting our business, please read Item 1., “Business—Rate and Other Regulations—FERC and Common Carrier Regulations,” included in the Partnership’s 2015 Form 10-K filed with the Securities and Exchange Commission on February 26, 2016 (the Partnership’s 2015 Form 10-K).
Environmental Matters and Compliance Costs
We are subject to extensive federal, state, and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment or otherwise relate to protection of the environment. Compliance with these laws and regulations may require us to remediate environmental damage from any discharge of petroleum or chemical substances from our facilities or require us to install additional pollution control equipment on our equipment and facilities. Our failure to comply with these or any other environmental or safety-related regulations could result in the assessment of administrative, civil, or criminal penalties, the imposition of investigatory and remedial liabilities, and the issuance of injunctions that may subject us to additional operational constraints.

Future expenditures may be required to comply with federal, state, and local laws and regulations for our various sites, including our pipeline and terminal systems. The impact of these legislative and regulatory developments, if enacted or adopted, could result in increased compliance costs and additional operating restrictions on our business, each of which could have an adverse impact on our financial position, results of operations, and liquidity. For a further description about future expenditures that may be required to comply with these requirements, please read Item 1., “Business—Environmental Matters,” included in the Partnership’s 2015 Form 10-K.
If these expenditures, as with all costs, are not ultimately reflected in the tariffs and other fees we receive for our services, our operating results will be adversely affected. We believe that substantially all of our competitors must comply with similar environmental laws and regulations. However, the specific impact on each competitor may vary depending on a number of factors, including, but not limited to, the age and location of its operating facilities.
We accrue for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required. New or expanded environmental requirements, which could increase our environmental costs, may arise in the future. We believe we comply with all legal requirements regarding the environment, but since not all of them are fixed or presently determinable (even under existing legislation) and may be affected by future legislation or regulations, it is not possible to predict all of the ultimate costs of compliance, including remediation costs that may be incurred and penalties that may be imposed. For additional information, please read Note 6 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K.
NEW ACCOUNTING PRONOUNCEMENTS
As discussed in Note 2 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K, certain new financial accounting pronouncements will become effective for our financial statements in the future. Except as disclosed in Note 2, the adoption of these pronouncements is not expected to have a material effect on our financial statements.
CRITICAL ACCOUNTING ESTIMATES
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The following summary provides further information about our critical accounting policies that involve critical accounting estimates, and should be read in conjunction with Note 2 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K, which summarizes our significant accounting policies. The following accounting policies involve estimates that are considered critical due to the level of subjectivity and judgment involved, as well as the impact on our financial position and results of operations. We believe that all of our estimates are reasonable.
Depreciation
We calculate depreciation expense on a straight-line basis over the estimated useful lives of the related property and equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the related asset. Assets acquired under capital leases are amortized on a straight-line basis over (i) the lease term if transfer of ownership does not occur at the end of the lease term or (ii) the estimated useful life of the asset if transfer of ownership occurs at the end of the lease term. Changes in the estimated useful lives of the property and equipment could have a material adverse effect on our results of operations.
Asset Retirement Obligations
We have asset retirement obligations with respect to certain of our pipelines and terminals that we are required to perform under law or contract once the asset is retired from service, and we have recognized obligations to restore certain leased properties to substantially the same condition as when such property was delivered to us or to its improved condition as prescribed by the lease agreements. Estimating the future asset removal costs necessary for this accounting calculation is difficult. Most of these removal obligations are years in the future and the contracts often have vague descriptions of what removal practices and criteria must be met when the removal event actually occurs. Asset removal technologies and costs, regulatory, and other compliance considerations, expenditure timing, and other inputs into valuation of the obligation, including discount and inflation rates, are also subject to change.